Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	February 14, 2013 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FIRST QUARTER
OPERATING RESULTS

CLEVELAND, OH, February 14 Hickok Incorporated (OTC Bulletin Board: HICKA.QB), a Cleveland based supplier of products and services for automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for its fiscal 2013 first quarter ended December 31, 2012.

For the quarter ended December 31, 2012, the Company recorded net income of $143,804 or 9 cents per share, compared with a net loss of $183,140 or 15 cents per share, in the same period a year ago. Sales in the first quarter were $1,738,903, up 47% from $1,181,501 a year ago.

Robert L. Bauman, President and CEO, said, “The Company’s first quarter results are a significant improvement from the recent past. A higher sales volume aided the profitability and was largely due to delivery of about fifty percent of the large order for an OEM dealer service unit received in October 2012.”  He went on to say, “The second quarter of fiscal 2013 will benefit from the remaining balance of units to be shipped on this order and business seems to be improving since the first of the year." He also said, "We are all hopeful the worst is now behind us.” In addition he said, “Our manufacturing and engineering personnel completed this major order on time and on budget and we are all proud of their hard work and dedication.”

Backlog at December 31, 2012 was $1,372,000, an increase of 108% from the backlog of $659,000 a year earlier. The $713,000 increase was due primarily to increased orders for automotive  diagnostic products to OEM's and aftermarket products which include emissions products of approximately $667,000 and $36,000 respectively. In addition, orders for indicator products also increased by approximately $10,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2013.

The Company's current assets at December 31, 2012 of $3,233,152 are 3.6 times current liabilities and working capital is $2,325,571. These compare to December 31, 2011 current assets of $3,318,007 that were 3.3 times current liabilities and working capital of $2,306,513.  At December 31, 2012 shareholder's equity was $2,680,936 or $1.64 per share.

Hickok provides products and services primarily for the automotive, emissions testing,  locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2013, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS
Period ended December 31	2012	2011
Net sales	$1,738,903	$1,181,501
Income (loss) before Income tax	143,804	(183,140)
Income (recovery of) taxes	-	-
Net income (loss)	143,804	(183,140)

Basic income (loss) per share	.09	(.15)
Diluted income (loss) per share	.09	(.15)

Weighted average shares outstanding	1,528,541	1,251,273